                                                                   Exhibit (h.9)

Transfer Agency and Service Agreement

                                   APPENDIX A

                                  iShares, Inc.
                                  -------------

iShares MSCI Australia Index Fund
iShares MSCI Austria Investable Market Index Fund iShares MSCI Belgium Investable Market Index Fund iShares MSCI Brazil Index Fund iShares MSCI BRIC Index Fund iShares MSCI Canada Index Fund iShares MSCI Chile Investable Market Index Fund iShares MSCI Emerging Markets Index Fund iShares MSCI Emerging Markets Eastern Europe Index Fund iShares MSCI EMU Index Fund iShares MSCI France Index Fund iShares MSCI Germany Index Fund iShares MSCI Hong Kong Index Fund iShares MSCI Israel Capped Investable Market Index Fund iShares MSCI Italy Index Fund iShares MSCI Japan Index Fund iShares MSCI Japan Small Cap Index Fund iShares MSCI Malaysia Index Fund iShares MSCI Mexico Investable Market Index Fund iShares MSCI Netherlands Investable Market Index Fund iShares MSCI Pacific ex-Japan Index Fund iShares MSCI Singapore Index Fund iShares MSCI South Africa Index Fund iShares MSCI South Korea Index Fund iShares MSCI Spain Index Fund iShares MSCI Sweden Index Fund iShares MSCI Switzerland Index Fund iShares MSCI Taiwan Index Fund iShares MSCI Thailand Investable Market Index Fund iShares MSCI Turkey Investable Market Index Fund iShares MSCI United Kingdom Index Fund iShares MSCI USA Index Fund

Amended and Approved by the Board of Directors of iShares, Inc. on September 16-17, 2009.